Exhibit 99.1

Mirati Therapeutics Reports First Quarter 2015 Financial Results

and Provides Business Update

SAN DIEGO – May 6, 2015 – Mirati Therapeutics, Inc. (“Mirati”) (NASDAQ: MRTX) today reported financial results for the first quarter ended March 31, 2015 and provided an update on its drug development programs.

“We continue to make progress across our targeted oncology clinical programs,” said Charles M. Baum, M.D., Ph.D., president and CEO, Mirati. “We look forward to providing updates on our programs at the upcoming American Society of Clinical Oncology meeting at the end of the month, and are excited by the prospect of offering meaningful benefit to cancer patients in need of new treatment options.”

Upcoming Pipeline Highlights

MGCD265: Molecularly targeted kinase inhibitor

•                       Anticipate initial data on clinical benefit in mid-2015 and expect to initiate a Phase 2 registration- enabling trial by the end of 2015

Mocetinostat: Molecularly targeted epigenetic inhibitor

•                       Anticipate initial data on clinical benefit in mid-2015 in bladder cancer followed by diffuse large B-cell lymphoma data later in 2015

MGCD516: Molecularly targeted kinase inhibitor

•                       Expect to establish a Phase 2 dose in mid-2015 and initiate expansion cohorts in selected patients in the second half of 2015

First Quarter 2015 Financial Results

Cash, cash equivalents, and short-term investments were $68.0 million at March 31, 2015, compared to $29.3 million at December 31, 2014. In February 2015, the Company successfully completed a public offering of 2.6 million shares of its common stock, generating net proceeds of $48.4 million.

Research and development expenditures for the first quarter of 2015 were $8.2 million, compared to $5.0 million for the same period in 2014.  The increase in research and development expenses primarily reflects costs to advance the clinical development of its three oncology development programs, MGCD265, MGCD516 and mocetinostat. General and administrative expenses for the first quarter of 2015 were $3.8 million, compared to $2.7 million for the same period in 2014.  The increase in general and administrative expenses primarily reflects higher, non-cash stock-based compensation expense.

Other income and expense, net, for the first quarter of 2015 was income of $0.1 million compared to expense of $5.7 million for the same period in 2014. Other income and expense, net, for the first quarter of 2014 primarily reflects losses arising from the change in fair value of our warrant liability. During 2014, we amended the warrant agreements to allow for the warrants to be denominated in U.S. dollars. The amended warrants qualified for equity classification and were reclassified into stockholders’ equity.

Net loss for the first quarter of 2015 was $11.9 million, or $0.77 per share compared to net loss of $13.7 million, or $1.01 per share for the same period in 2014.

About Mirati Therapeutics

Mirati Therapeutics develops molecularly targeted cancer treatments intended to inhibit tumor growth. Mirati’s approach combines the three most important factors in oncology drug development, 1) researching and developing drug candidates that target genetic and epigenetic drivers of cancer, 2) designing creative and agile clinical development strategies that select for patients whose tumors are dependent on specific driver alterations, and 3) leveraging a highly accomplished precision medicine leadership team. The Mirati team uses a blueprint — proven by their prior work — for developing potential breakthrough cancer therapies, with accelerated development paths, in order to improve outcomes for patients. Mirati is advancing three drug candidates through clinical development for multiple oncology indications. More information is available at www.mirati.com.

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, contain “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties.  For more detailed disclosures and discussions regarding such forward looking statements, please refer to Mirati’s filings with the U.S. Securities and Exchange Commission (“SEC”), including without limitation Mirati’s filings on Forms 10-K, 10-Q, and 8-K.  Forward looking statements are based on the current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it.  Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology, or by statements that certain actions, events or results “may” or “would” be taken, occur or be achieved.  Such statements include, but are not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates.  Forward looking statements involve significant risks and uncertainties and are neither a prediction nor a guarantee that future events or circumstances will occur.  Such risks include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks described in Mirati’s filings with the SEC.  We are including this cautionary note to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  The information in this news release is given as of the date above and Mirati expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

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Company Contact:

Anne Erickson

Mirati Therapeutics Inc.

Investor Relations and Corporate Communications

858-332-3532

ericksona@mirati.com

Investor Relations and Media Relations:

Jason Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$68,023	$29,303
Other current assets	3,166	3,354
Total current assets	71,189	32,657

Property and equipment, net	667	496
Other assets	326	326
Total assets	$72,182	$33,479

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$5,111	$5,396
Other liabilities	20	21
Total liabilities	5,131	5,417

Stockholders’ equity	67,051	28,062

Total liabilities and stockholders’ equity	$72,182	$33,479

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data, unaudited)

	Three months ended
	March 31,
	2015	2014
Expenses
Research and development	$8,207	$4,960
General and administrative	3,779	2,685
Restructuring costs	—	334
Total operating expenses	11,986	7,979

Loss from operations	(11,986)	(7,979)

Other income (expense), net	46	(5,677)

Net loss	$(11,940)	$(13,656)

Unrealized gain on available-for-sale investments	5	10

Comprehensive loss	$(11,935)	$(13,646)

Basic and diluted net loss per share	$(0.77)	$(1.01)

Weighted average number of shares used in computing net loss per share, basic and diluted	15,454	13,457